UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 27, 2004

                                WINDSORTECH, INC.
             (Exact Name of Registrant as Specified in its Charter)



            Delaware                    000-07539              13-2599131
 (State or Other Jurisdiction of       (Commission           (IRS Employer
          Incorporation)               File Number)       Identification Number)


                       70 Lake Drive, Hightstown, NJ 08520
                     (Address of Principal Executive Office)


       Registrant's telephone number, including area code: (609) 426-4666

ITEM 7. STATEMENTS AND EXHIBITS.

(c) The following exhibit is being filed or furnished with this report:

         Exhibit 99.1 SB2/A as filed with the Commission on July 24, 2004 (solely furnished and not filed herewith, pursuant to Item
                  12).



ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         On April 19, 2004, David A. Loppert filed a Complaint against the Company in the Chancery Court of New Castle County, Delaware, Case No. 394-N, in which he asserted that he remained a director and officer of the Company notwithstanding the Company's position that he no longer held those positions. Settlement discussions were held and a dispute arose as to whether agreement had been reached. On May 14, 2004, Mr. Loppert filed a second lawsuit, Case No. 441-N in which he asserted that a settlement had been reached and that he would acknowledge that he was no longer an officer or director provided the Company delivered to him options to purchase 1.1 million shares of the Company's common stock at $1.10 per share. The Company defended and asserted that final agreement had never been reached. However, on June 25, 2004, the Delaware Chancery Court ruled that an enforceable settlement had been reached. The Company is presently evaluating whether to appeal. Additionally, the court ruled the Company must pay Mr. Loppert's legal fees related to this matter. Based upon the Court's decision in this matter, Mr. Loppert may remain as an employee of the Company through September 30, 2004. The Company expects to record a settlement expense which will have a material effect on the Company's results of operations for the quarter ended June 30, 2004 and possibly the year ended December 31, 2004. The Company does not expect a material impact on its cash flows, as the options in question are a non-cash item. On July 27th, 2004, the Company determined to appeal the Court's ruling. If the ruling is reversed, the accounting charges reflecting settlement expense will likely be reversed.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          WINDSORTECH, INC.


Date: July 27, 2004                       By: /S/  Edward L. Cummings
                                              --------------------------
                                              Edward L. Cummings
                                              Vice President, Secretary